As filed with the Securities and Exchange Commission on September 30, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	95-4078884
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Phone: (609) 495-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen T. Wills

Executive Vice President, Chief Financial Officer

and Chief Operating Officer

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Phone: (609) 495-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, New York 10017 Phone: (212) 344-5680	Stephen A. Slusher, Esq. Chief Legal Officer 11 Deer Park Drive, Suite 204 Monmouth Junction, NJ 08512 Phone: (609) 495-2200	Ron Ben-Bassat, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 Phone: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2025

Up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Series J Common Warrants to Purchase Up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Series K Common Warrants to purchase up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Pre-Funded Warrants to Purchase Up to 1,492,537 Shares of Common Stock

  Up to 34,328 Shares of Common Stock Underlying the Underwriter’s Warrants

Up to 1,492,537 Shares of Common Stock Underlying the Series J Common Warrants

Up to 1,492,537 Shares of Common Stock Underlying the Series K Common Warrants

Up to 1,492,537 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 34,328 Shares of Common Stock Underlying the Underwriter’s Warrants

This is a firm commitment public offering of 1,492,537 shares of our common stock, par value $0.01 (the “Common Stock”), together with Series J common stock purchase warrants (the “Series J Common Warrants”) to purchase up to 1,492,537 shares of our Common Stock and Series K common stock purchase warrants (the “Series K Common Warrants” and together with the Series J Common Warrants, the “Common Warrants”) to purchase up to 1,492,537 shares of our Common Stock. Each share of Common Stock, or a pre-funded warrant in lieu thereof, is being sold together with a Series J Common Warrant to purchase one share of Common Stock and a Series K Warrant to purchase one share of Common Stock. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed combined public offering price for each share of Common Stock and accompanying Common Warrants is $10.05, which was the closing price of our Common Stock on the OTCQB on September 26, 2025. Each Series J Common Warrant will have an exercise price per share equal to 100% of the combined public offering price per share of the Common Stock and accompanying Common Warrants and will be immediately exercisable. Each Series K Common Warrant will have an exercise price per share equal to 125% of the combined public offering price per share of the Common Stock and accompanying Common Warrants and will be immediately exercisable. The Series J Common Warrants will expire on the earlier of (i) the eighteen (18) -month anniversary of the original issuance date or (ii)  on the 31st calendar day following the date that we receive the U.S. Food and Drug Administration (“FDA”) acceptance of the Company’s Investigational New Drug (“IND”) for an in-house obesity treatment compound (long-acting peptide or oral small molecule) (the “FDA Exercise Period”). The Series K Common Warrants will expire on the five (5)-year anniversary of the original issuance date, however, if a holder’s Series J Common Warrants have not been terminated in accordance with their terms prior to the expiration of the FDA Exercise Period, such holder’s Series K Common Warrants will terminate automatically upon the earlier of the (i) eighteen (18)-month anniversary of the original issuance date of the Series J Common Warrant or (ii) the expiration of the FDA Exercise Period and prior to the five (5)-year anniversary of the issuance of the Series K Common Warrant.

We are also offering to certain purchasers whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock. The public offering price of each Pre-Funded Warrant and accompanying Common Warrants will be equal to the price at which one share of Common Stock and accompanying Common Warrants are sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

We have engaged A.G.P./Alliance Global Partners (“A.G.P.”) and Laidlaw & Company (UK) Ltd. (“Laidlaw” and together with A.G.P., the “Underwriters”), to act as our Underwriters, whereby A.G.P. is serving as sole book-running manager and Laidlaw as co-manager in connection with this offering. The re-listing of the Company’s Common Stock on the NYSE American LLC (“NYSE American”) is a closing condition of the offering, among other customary closing conditions.

Any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section of this prospectus entitled “Risk Factors” for more information.

Our Common Stock was listed on the NYSE American under the symbol “PTN.” The Company previously received a notice from the NYSE American stating that the NYSE Regulation has determined that the Company was no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of the Company’s Common Stock. NYSE American commenced delisting proceedings in connection with the foregoing determination, and trading the Company’s common stock was suspended on May 7, 2025. On May 8, 2025, the Company’s common stock commenced trading on the Pink Market of the OTC Markets Group under the trading symbol “PTNT”, and since August 12, 2025, has traded on the OTCQB Market under the trading symbol “PTNT”. On September 26, 2025, the last reported sale price of our Common Stock on the OTCQB was $10.05 per share. The actual public offering price per share of Common Stock and accompanying Common Warrants, and per Pre-Funded Warrant and accompanying Common Warrants, will be determined between us, the Underwriters, and the investors in this offering at the time of pricing, and may be at a discount to the current market price for the Common Stock. Therefore, the assumed offering price per share of Common Stock and accompanying Common Warrants may not be indicative of the final offering price. There is no established public trading market for the Common Warrants and the Pre-Funded Warrants, and we do not expect such a market to develop. Without an active trading market, the liquidity of the Common Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Common Warrants and the Pre-Funded Warrants on the NYSE American, OTCQB Market, any other national securities exchange, or any other trading system.

On August 12, 2025, a reverse stock split of our outstanding shares of Common Stock took effect at a ratio of one-for-fifty (the “Reverse Stock Split”), which was approved by our board of directors (the “Board”) and consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on August 6, 2025, which was effective commencing on August 12, 2025. The Reverse Stock Split did not affect the total number of shares of capital stock, including our Common Stock, that we are authorized to issue, which remain as set forth pursuant to the Restated Certificate of Incorporation. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in this prospectus give effect to the Reverse Stock Split.

Our Chief Executive Officer and Chief Financial Officer/Chief Operating Officer and certain directors have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share of Common Stock and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price(1)	$	$	$
Underwriting discounts and commissions(2)	$	$	$
Proceeds to us, before expenses(3)	$	$	$

(1)	The assumed combined public offering price is $10.05 per share of Common Stock and accompanying Common Warrants and $10.0499 per Pre-Funded Warrant and accompanying Common Warrants.

(2)

Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering. In addition, we have also agreed to reimburse certain expenses of the Underwriters in connection with the offering and have agreed to issue warrants to the Underwriters in an amount equal to 2% of the aggregate amount of securities sold in this offering. See the section titled “Underwriting” in this prospectus for additional disclosure regarding compensation payable to the Underwriters.

(3)	Does not include proceeds from the exercise of the Common Warrants and/or Pre-Funded Warrants in cash, if any.

We have granted A.G.P, the representative of the Underwriters, an option to purchase from us, at the public offering price, up to additional   223,880  shares of Common Stock (or Pre-Funded Warrants sold in lieu) and accompanying Common Warrants (15% of the Common Stock , or Pre-Funded Warrants sold in lieu, sold in this offering), less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If A.G.P. exercises the option in full, the total underwriting discounts and commissions payable will be $ 157,500 and the total proceeds to us, before expenses will be $ 2,092,494 .

Delivery of the securities is expected to be made on or about __________, 2025, subject to customary closing conditions and specifically the re-listing of the Company’s Common Stock on the NYSE American.

Sole Book-Running Manager

A.G.P.

Lead Manager

LAIDLAW & COMPANY (UK) LTD.

The date of this prospectus is __________, 2025

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●

our significant operating losses since our inception and our need to obtain additional financing has caused management to determine there is substantial doubt regarding our ability to continue as a going concern;

●	our ability to obtain additional financing on terms acceptable to us, or at all, including unavailability of funds or delays in receiving funds as a result of economic disruptions;

●	our expectation that we will incur losses for the foreseeable future and may never achieve or maintain profitability;

●

our business, financial condition, and results of operations may be adversely affected by increases in costs of and delays in conducting human clinical trials and the performance of our contractors and suppliers, reduction in our productivity or the productivity of our contractors and suppliers, supply chain constraints, and labor shortages;

●

whether Cosette Pharmaceuticals, Inc. (“Cosette”), which acquired our product Vyleesi® (the trade name for bremelanotide for treatment of hyperactive sexual desire disorder in premenopausal women) in December 2023, will have sufficient sales to generate significant milestone payments under our purchase agreement with Cosette;

●

the results of clinical trials with our late-stage products, including co-administration of bremelanotide with tirzepatide, a GLP-1 agonist for treatment of obesity, which entered Phase 2 in the second quarter of calendar year 2024 with topline results announced in March 2025, in which co-administration demonstrated an increased weight loss over tirzepatide alone; a novel once-weekly melanocortin receptor-4 (“MC4R”) peptide agonist for obesity indications, with an Investigational New Drug (“IND”) filing projected in the first quarter of calendar year 2026; PL7737, an oral small molecule MCRR agonist, with an IND filing projected in the first quarter of calendar year 2026;  PL9643, an ophthalmic peptide solution for dry eye disease (“DED”), which completed a first Phase 3 clinical trials with top line results announced from the Phase 3 clinical trial in the first quarter of calendar year 2024 and which has concluded a positive Type C meeting with the FDA and can, depending on financial resources and product development priority, commence patient enrollment as early as the second half of calendar year 2025;

●

PL8177, an oral peptide formulation for treatment of ulcerative colitis, which entered Phase 2 clinical trials in the third quarter of calendar year 2022 and announced topline results in March 2025, with one-third of patients dosed with PL8177 achieving clinical remission while the placebo group saw no clinical remission; and  an MC4 agonist for diabetic nephropathy, which reported positive topline date in the fourth quarter of 2024;

●	estimates of our expenses, future revenue and capital requirements;

●	our ability to achieve profitability;

●	our ability to advance product candidates into, and successfully complete, clinical trials;

●	the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

●	the timing or likelihood of regulatory filings and approvals;

●

our expectations regarding the clinical efficacy and utility of our melanocortin agonist product candidates for treatment of inflammatory and autoimmune related diseases and disorders, including ocular indications;

●	our ability to compete with other products and technologies treating the same or similar indications as our product candidates;

ii

●	the ability of our third-party collaborators to timely carry out their duties under their agreements with us;

●	our ability to recognize the potential value of our licensing arrangements with third parties;

●	the potential to achieve revenues from the sale of our product candidates;

●	our ability to obtain adequate reimbursement from private insurers and other healthcare payers;

●	our ability to maintain product liability insurance at a reasonable cost or in sufficient amounts, if at all;

●	the performance and retention of our management team, senior staff professionals, other employees, and third-party contractors and consultants;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology in the United States and throughout the world;

●	our compliance with federal and state laws and regulations;

●	the timing and costs associated with obtaining regulatory approval for our product candidates;

●	the impact of fluctuations in foreign exchange rates;

●

the impact of any geopolitical instability, economic uncertainty, financial markets volatility, or capital markets disruption resulting from the ongoing Russia-Ukraine and Israel-Hamas military conflicts, and any resulting effects on our revenue, financial condition, or results of operations;

●	the impact of legislative or regulatory healthcare reforms in the United States;

●	our ability to adapt to changes in global economic conditions as well as competing products and technologies; and

●	our ability to re-list our Common Stock on the NYSE American.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus, any related free writing prospectus, the documents that we incorporate by reference into this prospectus, and the documents we reference in this prospectus and have filed as exhibits to the registration statement, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus, and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor have the Underwriters authorized, any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

References in this prospectus to the terms “we,” “us,” or the “Company” or other similar terms mean Palatin Technologies, Inc. and its subsidiary, unless we state otherwise or the context indicates otherwise.

1

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and carefully consider the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus.

Overview

We are a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems. Our product candidates are targeted, receptor-specific therapeutics for the treatment of diseases with significant unmet medical need and commercial potential.

Melanocortin Receptor System. The MCR system has effects on inflammation and immune system response, food intake, metabolism, and sexual function. There are five melanocortin receptors, MC1R through MC5R. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have significant pharmacological effects. We believe that our MC1R agonist peptides have broad anti-inflammatory effects and utilize mechanisms engaged by the endogenous melanocortin system in regulation of the immune system and resolution of inflammatory responses. We are also developing peptides that are active at more than one melanocortin receptor and small molecule MCr agonists.

Our product development activities focus primarily on use of MC4r agonists for treatment of obesity. The Company is developing MC4R peptides and small molecule agonists with potential utility in obesity and metabolic-related disorders, rare MC4R pathway diseases, such as hypothalamic obesity, and orphan indications.

We are also developing, dependent on resources for development activities, MC1R agonist products, with potential to treat inflammatory and autoimmune diseases, such as dry eye disease, which is also known as keratoconjunctivitis sicca, uveitis, diabetic retinopathy, and inflammatory bowel disease. The Company believes that the MC1R agonist peptides in development have broad anti-inflammatory effects and appear to utilize mechanisms engaged by the endogenous melanocortin system in regulation of the immune system and resolution of inflammatory responses. The Company is also developing, dependent on resources for development activities, peptides and small molecules that are active at more than one melanocortin receptor, with potential utility in obesity and metabolic-related disorders, rare MC4R pathway diseases, such as hypothalamic obesity, and orphan indications.

In the first quarter of calendar year 2025, we reported positive topline data in a Phase 2 clinical study for the treatment of obesity with co-administration of the melanocortin agonist bremelanotide with tirzepatide, a GLP-1 (glucagon-like peptide-1) agonist.

Our new product development strategy focuses on development of MC4R selective agonists with improved pharmacokinetic properties.  This includes a modified MC4R peptide with an extended drug residency time and minimal blood pressure effects and a MC4R selective oral small molecule.

Activities in inflammation disease indications focus primarily on development of MCR peptides for ocular conditions, and in the gut and kidney. Utilizing peptides which are agonists at MC1R, and in some instances agonists at additional melanocortin receptors, we are developing products to treat inflammatory and autoimmune diseases such as dry eye disease (also known as keratoconjunctivitis sicca), uveitis, diabetic retinopathy, and inflammatory bowel disease. We are actively engaged in discussions with potential partners and licensees that have the financial and operational resources to progress our products for ocular conditions through development, approval and commercialization

Our U.S. Food and Drug Administration (“FDA”) approved melanocortin receptor agonist, Vyleesi, an “as needed” therapy used in anticipation of sexual activity and self-administered in the thigh or abdomen via a single-use subcutaneous auto-injector by premenopausal women with hypoactive sexual desire disorder (“HSDD”), was acquired by Cosette in December 2023. Vyleesi is the first FDA-approved melanocortin agent and the first and only FDA-approved as-needed treatment for premenopausal women with HSDD.

Our program for treatment of retinal diseases and glaucoma culminated in an agreement with Boehringer Ingelheim International GmbH (“Boehringer Ingelheim”), which acquired certain Palatin patent applications to first-in-class melanocortin receptor-targeted peptides developed by Palatin in August 2025.  We retain rights to PL9643, which has successfully completed a first Phase 3 clinical trial for dry eye disease

Our Business Strategy. Key elements of our business strategy include:

●	Maintaining a team to create, develop and commercialize MCR products addressing unmet medical needs;

●

Entering into strategic alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale, and distribution of product candidates that we are developing;

●

Partially funding our product development programs with the cash flow generated from the sale of Vyleesi to Cosette and existing license agreements, as well as any future research, collaboration, or license agreements; and

●	Completing development and seeking regulatory approval of certain of our other product candidates.

2

The following chart illustrates the status of our drug development programs.

Implications of Being a Smaller Reporting Company

Because our annual revenue was less than $100.0 million during the most recently completed fiscal year, and the market value of our voting and non-voting common stock held by non-affiliates was less than $560.0 million on the last business day of our most recently completed second fiscal quarter, we qualify as a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

NYSE Listing Compliance and Delisting

On October 10, 2023, we received written notification from the NYSE American that we are not in compliance with Section 1003(a)(i) and (ii) of the NYSE American Company Guide. Section 1003(a)(i) requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, and Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company submitted a plan to regain compliance (the “Plan”) to the NYSE American on November 9, 2023, addressing how the Company intended to regain compliance with these requirements by April 10, 2025.

On December 13, 2023, the Company received notice from the NYSE American that it had accepted the Company's Plan and granted a plan period through April 10, 2025 to regain compliance with the continued listing standards.

On October 4, 2024, we received written notification from the NYSE American that we are not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide, which requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Plan then included continued listing standards under Section 1003(a)(iii).

On April 10, 2025, the Company received written notification from the NYSE American stating that the NYSE Regulation determined to commence proceedings to delist the Company’s Common Stock from NYSE American. NYSE Regulation has determined the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the NYSE American Company Guide by the end of the maximum 18-month compliance plan period, which expired on April 10, 2025. On April 14, 2025, the Company appealed the NYSE Regulation’s decision and on April 15, 2025, the Company requested a hearing with the office of the General Counsel of the NYSE American. On April 28, 2025, the Company received notice that their hearing would be on June 12, 2025.

On May 7, 2025, the Company received notice from the NYSE Regulation that it had suspended trading of the Company’s Common Stock on the NYSE American and determined to commence proceedings to delist the Company’s common stock from the NYSE American as a result of its determination that the Company is no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of the Company’s common stock. Trading of the Company’s common stock on the NYSE American was suspended on May 7, 2025 and began trading on the OTC Pink Market on May 8, 2025 and on the OCTQB Market on August 12, 2025.

The Company timely filed an appeal and a hearing was held on June 18, 2025. On July 7, 2025, the Company received written notification from the NYSE American stating that a Listing Qualifications Panel of the Exchange’s Committee for Review (the “Committee for Review”) had unanimously determined to affirm the decision of the staff of NYSE American to initiate delisting proceedings of the Company’s common stock pursuant to Sections 1003(a) and 1003(f)(v) of the NYSE American Company Guide.

The Company exercised its right to have the full Committee for Review reconsider the Panel’s decision and the appeal will be held on September 30, 2025.

There can be no assurance we will cure the deficiency or win on appeal.

3

Recent Developments

Reverse Stock Split

On August 6, we filed a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware to effect a 1-for-50 reverse stock split of the outstanding shares of our common stock. The Company’s stockholders previously approved the Reverse Stock Split at our annual meeting of stockholders held on July 25, 2025. The Reverse Stock Split became effective after market on August 11, 2025 with the Company’s Common Stock trading on the OTCQB on a split-adjusted basis at market open on August 12, 2025.

Boehringer Ingelheim Agreement

On August 14, 2025, we entered into a Research Collaboration, License and Patent Assignment Agreement (the “BI Agreement”) with Boehringer Ingelheim International GmbH (“BI”) to research, develop and commercialize first-in-class melanocortin receptor-targeted peptides developed by Palatin for the treatment of retinal diseases, including diabetic retinopathy.

Under the terms of the BI Agreement, we assigned certain patent rights to BI (the “Assigned Patents”), and we will conduct collaborative research with BI at BI’s expense focused on development during a two-year period, which BI has the right to extend by up to 6 months.

Additionally, under the terms of the BI Agreement, we will receive an upfront payment of €2.0 million ($2.3 million USD), up to €18.0 million ($21.2 million USD) in near-term research milestone payments, and up to €260 million ($307.0 million USD) in success-based development, regulatory, and commercial milestone payments, plus tiered royalties on net commercial sales of the products. The royalty payments are subject to reduction due to patent expiration, generic competition and payments made under certain licenses for third-party intellectual property.

The BI Agreement will continue, on a product-by-product and country-by-country basis, until the expiration of the applicable royalty term, unless earlier terminated. BI has the right to terminate the BI Agreement for any reason after a specified notice period. Each party has the right to terminate the BI Agreement on account of the other party’s bankruptcy or material, uncured breach.

Litigation

On February 13, 2025, a complaint was filed in the Supreme Court of the State of New York, County of New York, captioned H.C. Wainwright & Co., LLC (“Wainwright”) v. Palatin Technologies, Inc., Case No: 650878/2025. The complaint names the Company as defendant, asserting three causes of action for breach of contract and seeking monetary damages and the award of warrants allegedly due under the parties’ agreement. The breach of contract claims each relate to the engagement agreement entered into by the Company and Wainwright on or about January 29, 2024. On March 20, 2025, the Company filed its answer in response to the complaint, in which it denied all liability and asserted several affirmative defenses. The Company plans to vigorously defend against the lawsuit and the action will proceed next to the discovery stage and for further proceedings.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 21, 1986, and commenced operations in the biopharmaceutical area in 1996. Our corporate offices are located at 103 Carnegie Center, Suite, 300, Princeton, New Jersey 08540, and our mailing address is 11 Deer Park Drive, Suite 204, Monmouth Junction, New Jersey 08852,  and our telephone number is (609) 495-2200. We maintain a website at http://www.palatin.com, where, among other things, we make available free of charge our Forms 3, 4 and 5, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) and Section 16 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained in it or connected to it are not incorporated into this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (www.sec.gov).

Palatin Technologies® is a registered trademark of the Company, and Palatin™ and the Palatin logo are trademarks of the Company. Other trademarks referred to in this prospectus are the property of their respective owners.

4

THE OFFERING

Securities Offered by Us:

1,492,537

shares of Common Stock and accompanying Series J Common Warrants to purchase up to 1,492,537 shares of Common Stock and Series K Common Warrants to purchase up to 1,492,537 shares of Common Stock, or up to 1,492,537 Pre-Funded Warrants to purchase shares of Common Stock and accompanying Series J Common Warrants to purchase up to 1,492,537 shares of Common Stock and Series K Common Warrants to purchase up to 1,492,537 shares of Common Stock. The shares of Common Stock or the Pre-Funded Warrants, and accompanying Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering.  Each Series J Common Warrant will have an exercise price per share equal to 100% of the combined public offering price per share of the Common Stock and accompanying Common Warrants, and will be immediately exercisable. Each Series K Common Warrant will have an exercise price per share equal to 125% of the combined public offering price per share of the Common Stock and accompanying Common Warrants, and will be immediately exercisable. The Series J Common Warrants will expire on the earlier of (i) the eighteen (18) -month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise Period. The Series K Common Warrants will expire on the five (5)-year anniversary of the original issuance date, however, if a holder’s Series J Common Warrants have not been terminated in accordance with their terms prior to the expiration of the FDA Exercise Period, such holder’s Series K Common Warrants will terminate automatically upon the earlier of the (i) eighteen (18)-month anniversary of the original issuance date of the Series J Common Warrant or (ii) the expiration of the FDA Exercise Period and prior to the five(5)-year anniversary of the issuance of the Series K Common Warrant.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Common Warrants and Pre-Funded Warrants. For more information regarding the Common Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of Securities Offered” in this prospectus.

Pre-Funded Warrants Offered By Us:

We are also offering to each purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants (each Pre-Funded Warrant to purchase one share of our Common Stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock (or, at the election of the purchaser, 9.99%). The purchase price of each Pre-Funded Warrant and accompanying Common Warrants will equal the price at which one share of Common Stock and accompanying Common Warrants are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

Underwriters Compensation

The Underwriters will receive an underwriting discount equal to 7.0% of the gross proceeds from the sale of securities in the offering. In addition, we have also agreed to reimburse the Underwriters for certain out-of-pocket actual expenses related to the offering and have agreed to issue warrants to the Underwriters in an amount equal to 2% of the aggregate amount of securities sold in this offering. See the section titled “Underwriting” in this prospectus.

Use of Proceeds:

We currently intend to use the net proceeds from this offering primarily for working capital and general corporate purposes, including for development work on our product development activities which focus primarily on use of MC4R agonists for treatment of obesity. We are developing MC4R peptides and small molecule agonists with potential utility in obesity and metabolic-related disorders, rare MC4R pathway diseases, such as hypothalamic obesity, and orphan indications. See the section titled “Use of Proceeds” for additional information.

Over-allotment option:

We have granted A.G.P an option for a period of up to 45 days to purchase, at the public offering price, up to  223,880 additional shares of Common Stock, less underwriting discounts and commissions, to cover over-allotments, if any.

Lock-Up:

Our directors and officers have agreed with the Underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the Common Stock or securities convertible into or exercisable or exchangeable for the Common Stock for a period of 60 days after the completion of this offering.

Standstill and Variable Rate Transaction Prohibition:

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 45 days after the completion of this offering.

We have also agreed not to enter into or issuance any shares pursuant to a variable rate transaction (as defined in the underwriting agreement) for  four months after the completion of this offering , provided that for the period commencing on the 46th day following the completion of this offering, we will be permitted to make any sales under any “at-the-market offering” sales agreement .

See “Underwriting” for more information.

Insider Participation:

Our Chief Executive Officer and Chief Financial Officer/Chief Operating Officer and certain directors have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

Risk Factors:

You should carefully read and consider the information set forth under the section titled “Risk Factors,” together with all of the other information set forth in this prospectus and the documents incorporated by reference into this prospectus, before deciding to invest in our securities.

OTCQB Symbol:	PTNT

NYSE American Symbol:	PTN

5

Unless otherwise indicated, all information in this prospectus related to the number of shares of our common stock to be outstanding immediately after this offering is based on 973,291 shares of our common stock outstanding as of September 30, 2025. The number of shares outstanding as of September  30, 2025, excludes:

●	278 shares issuable on the conversion of our immediately convertible Series A Preferred Stock, subject to adjustment, for no further consideration;

●	61,816 shares issuable on the conversion of our immediately convertible Series D Preferred Stock, subject to adjustment, for no further consideration;
●	40,782 shares issuable upon exercise of stock options with a weighted-average exercise price of $305.92 per share;

●	12,498 shares issuable under restricted stock units which will vest on dates between June 24, 2026 and June 4, 2028, subject to the fulfillment of service or performance conditions;

●	9,980 shares of common stock which have vested under restricted stock unit agreements, but are subject to provisions to delay delivery;

●	1,333 shares of common stock issuable upon exercise of warrants at an exercise price of $625.00 per share, which expire on May 11, 2026;

●

37,712 shares of common stock issuable upon exercise of Series B warrants at an exercise price of $94.00 per share. 5,228 Series B warrants expire on June 24, 2024 and 32,484 Series B warrants expire on July 25, 2030, the five-year anniversary from the date of stockholder approval;

●	36,630 shares of common stock issuable upon exercise of common warrants at an exercise price of $273.00 per share, which expire on February 1, 2028;

●

1,831 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the Company’s February 1, 2024 offering, with an exercise price of $341.25 per share, which expire on February 1, 2028;

●

1,818 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the Company’s October 2022 offering, with an exercise price of $343.75 per share, which expire on of October 31, 2027;

●	78,153 shares of common stock issuable upon exercise of Series C warrants issued in the Company’s December 2024 Offering, with an exercise price of $43.75 per share, which expire on December 17, 2029;

●

2,358 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the October 2023 Offering, with an exercise price of $132.50 per share, which expire on October 20, 2028;

●

39,076 shares of common stock issuable upon exercise of Series D warrants issued in the Company’s December 2024 Offering, with an exercise price of $43.75 per share, which expire on July 25, 2030, the five-year anniversary from the date of stockholder approval;

●	93,760 shares of common stock issuable upon exercise of Series E warrants issued in the Company’s February 2025 Offering, with an exercise price of $50.00 per share, which expire on August 12, 2030;
●	146,479 shares of common stock issuable upon exercise of Series F warrants issued in the Company’s May 2025 Offering, with an exercise price of $15.00 per share, which expire on May 8, 2030;

●

102,720 shares of common stock issuable upon exercise of Series G warrants issued in the Company’s May 2025 Offering, with an exercise price of $7.50 per share, which expire on the earlier of the 31st calendar day following the date the Company receives the U.S. Food and Drug Administration acceptance of the Company’s investigational new drug for an in-house obesity treatment compound (long-acting peptide or oral small molecule), provided that, if such date is not a trading day, the termination date shall be immediately following the trading day or May 8, 2027;

●

43,759 shares of common stock issuable upon exercise of Series H warrants, which are only issued upon exercise of Series G warrants, with an exercise price of $11.25 per share, which expire 24 months from the date of issuance;

●

123,636 shares of common stock issuable upon exercise of Series I warrants issued in the Company’s June 2025 Series D Convertible Preferred Stock Offering, with an exercise price of $5.50 per share, which expire on July 25, 2030, the five-year anniversary from the date of stockholder approval; and

●	68,956 shares of common stock available for future issuance under our 2011 Stock Incentive Plan.

6

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors below as well as those discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented, or superseded from time to time by other reports we have filed with the SEC or will file with the SEC in the future. If any of these risks actually occurs, our business, results of operations, and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.

Risks Related to Our Financial Results and Need for Financing

We have a history of substantial net losses, including a net loss of $17.3 million for the year ended June 30, 2025. We expect to incur substantial net losses over the next few years, and we may never achieve or maintain profitability.

As of June 30, 2025, we had an accumulated deficit of $459.1 million. We had $17.3 million in net loss for the year ended June 30, 2025, compared to $29.7 million in net loss for the year ended June 30, 2024. We may not achieve or sustain profitability in future years, depending on numerous factors, including whether and when development and product commercialization milestones are met, whether and when we enter into license agreements for any of our products under development, regulatory actions by the FDA and other regulatory bodies, the performance of our licensees, and market acceptance of our products.

We expect to incur significant expenses as we continue our development of MC1R and MCR products. These expenses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We sold our Vyleesi product to Cosette in December 2023 and have the potential to receive milestone payments based on sales of Vyleesi by Cosette. However, we do not anticipate receiving significant milestone payments for the next 12 to 24 months and may never receive significant milestone payments. As announced on August 18, 2025, we entered into a global research collaboration and licensing agreement with Boehringer Ingelheim to develop an innovative melanocortin receptor- based therapy for retinal diseases. Under the terms of the agreement, Palatin received an upfront payment of €2.0 million ($2.3 million USD), up to €18.0 million ($21.2 million USD) in near-term research milestone payments, and up to €260 million ($307.0 million USD) in success-based development, regulatory, and commercial milestone payments, plus tiered royalties on net commercial sales of Products. However, we do not anticipate receiving significant milestone payments, other than development milestone payments, for the next 12 to 24 months and may never receive significant milestone payments.

For the foreseeable future, we will have to fund our operations and capital expenditures from license, royalty and contract revenue under license agreements, existing cash balances and outside sources of financing, which may not be available on acceptable terms, if at all. We will not have product revenue from our products in development unless and until we receive approval from the FDA or other equivalent regulatory authorities outside the United States. We have devoted substantially all of our efforts to research and development, including preclinical and clinical trials. Because of the numerous risks associated with developing drugs, we are unable to predict the extent of future losses, whether or when any of our product candidates will become commercially available, or when we will become profitable, if at all.

We will need additional funding, including funding to complete clinical trials for our product candidates other than Vyleesi, which may not be available on acceptable terms, if at all.

We intend to focus future efforts on our bremelanotide combination products, MC1R product candidates, primarily for ocular indications. As of June 30, 2025, we had cash and cash equivalents $2.6 million, with current liabilities of $8.0 million. Based on our available cash, cash equivalents and marketable securities, we have concluded that substantial doubt exists about our ability to continue as a going concern for one year after the date our consolidated financial statements contained in our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2025 were issued, and we are seeking additional funding to complete development activities and required clinical trials for our MCR product candidates and, if those clinical trials are successful (which we cannot predict), to complete submission of required regulatory applications to the FDA.

We will need to raise additional capital, even if we raise the maximum amount offered in this offering, to fund our operations. We may raise additional funds through public or private equity or debt financings, collaborative arrangements on our product candidates, or other sources. However, such financing arrangements may not be available on acceptable terms, or at all. To obtain additional funding, we may need to enter into arrangements that require us to develop only certain of our product candidates or relinquish rights to certain technologies, product candidates and/or potential markets.

7

If we are unable to raise sufficient additional funds when needed, we may be required to curtail operations significantly, cease clinical trials, and decrease staffing levels. We may seek to license, sell or otherwise dispose of our product candidates, technologies and contractual rights on the best possible terms available. Even if we are able to license, sell or otherwise dispose of our product candidates, technologies and contractual rights, it is likely to be on unfavorable terms and for less value than if we had the financial resources to develop or otherwise advance our product candidates, technologies and contractual rights ourselves.

Our future capital requirements depend on many factors, including:

•	the expense and timing of obtaining regulatory approvals for our other product candidates;

•	the number and characteristics of any additional product candidates we develop or acquire;

•	the scope, progress, results and costs of researching and developing our future product candidates, and conducting preclinical and clinical trials;

•	the cost of commercialization activities if any future product candidates are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing any future product candidates and any products we successfully commercialize;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the terms and timing of such arrangements;

•	the degree and rate of market acceptance of any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract and retain skilled personnel;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

On January 20, 2025, President Trump signed an executive order creating an advisory commission, the “Department of Government Efficiency,” to reform federal government processes and reduce expenditures. Pressures on and uncertainty surrounding the U.S. federal government’s budget, and potential changes in budgetary priorities and spending levels, could adversely affect staffing levels and the funding for the FDA. Disruptions at the FDA and other agencies due to these policies may slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the past decade, the U.S. government has shut down, at least partially, several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

8

Our Common Stock was suspended from trading on  the NYSE American and we are currently not in compliance with the continued listing standards of the NYSE American. If we are successful in relisting our common stock on NYSE American, we will be required to comply with the continued listing standards of the NYSE American and make continued progress toward compliance consistent with a plan of compliance that we submitted to NYSE Regulation and failure to do so may result in the delisting of our common stock.

Previously, we received written notification from the NYSE American that we are not in compliance with Section 1003(a)(i) and (ii) of the NYSE American Company Guide (the “Company Guide”). The Company submitted a plan to regain compliance, which was accepted by the NYSE American on December 13, 2023, and was granted a plan period through April 10, 2025, to regain compliance with the foregoing continued listing standards. On October 4, 2024, the Company received written notification from the NYSE American that the Company is not in compliance with Section 1003(a)(iii) of the Company Guide. The Company was not required to submit an additional plan of compliance in response to the additional deficiency identified by the NYSE American but had to regain compliance with Section 1003(a)(iii) of the Company Guide during the plan period under the accepted plan.

On April 10, 2025, the Company received written notification from the NYSE American stating that the NYSE Regulation determined to commence proceedings to delist the Company’s Common Stock from NYSE American. NYSE Regulation has determined the Company is no longer suitable for listing pursuant to Section 1009(a) of the Company Guide as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on April 10, 2025. On April 14, 2025, the Company appealed the NYSE Regulation’s decision, and on April 15, 2025, the Company requested a hearing with the office of the General Counsel of the NYSE American.

On May 7, 2025, the Company received notice from NYSE Regulation that it had suspended trading of the Company’s common stock on the NYSE American LLC stock exchange and determined to commence proceedings to delist the Company’s Common Stock from the NYSE American as a result of its determination that the Company is no longer suitable for listing pursuant to Section 1003(f)(v) of the Company Guide due to the low selling price of the Company’s Common Stock. Trading of the Company’s Common Stock on the NYSE American was suspended on May 7, 2025 and began trading on the OTC Pink Market on May 8, 2025 and on the OTCQB Market on August 12, 2025.

The Company timely filed an appeal and a hearing was held on June 18, 2025. On July 7, 2025, the Company received written notification from the NYSE American stating that the Panel of the Exchange’s Committee for Review had unanimously determined to affirm the decision of the staff of NYSE American to initiate delisting proceedings of the Company’s Common Stock pursuant to Sections 1003(a) and 1003(f)(v) of the Company Guide.

The Company exercised its right to have the full Committee for Review reconsider the Panel’s decision and the appeal will be held on September 30, 2025.

Because our Common Stock has been suspended from the NYSE American and is now listed on the OTCQB Market of the OTC Markets Group under the trading symbol “PTNT”, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to our securities;
•

a determination that our shares of Common Stock are “penny stock” which will require brokers trading in our shares of Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of Common Stock;

•	a limited amount of news and analyst coverage for our Company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

If we are successful in relisting our Common Stock on NYSE American but fail to meet its continues listing standards, our Common Stock may be delisted. Such a delisting may also have a negative effect on the price of our Common Stock and may impair our investors’ ability to sell or purchase our Common Stock when investors wish to do so.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Shares of our Common Stock were considered to be covered securities because they were listed on the NYSE American. Because our Common Stock is no longer listed on the NYSE American, our Common Stock would not be deemed covered securities and we are subject to regulation in each state in which we offer our securities.

Risks Related to this Offering

You will experience immediate and substantial dilution.

Because the offering price per share in this offering exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering you will incur an immediate and substantial dilution in the net tangible book value of the shares of Common Stock you purchase in this offering. After giving effect to the Pro Forma Events (as defined in the “Dilution” section of this prospectus) and to the sale by us of 1,492,537 shares of our Common Stock at the assumed offering price of $10.05 per share of Common Stock and accompanying Common Warrants, and after deducting Underwriters discounts and commissions payable by us, you will experience immediate dilution of approximately $6.24 per share, representing the difference between the assumed offering price per share and our pro forma as adjusted net tangible book value per share as of June 30, 2025, after giving effect to this offering and the Pro Forma Events.

We cannot assure you that we will be able to sell shares of Common Stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid in this offering, and investors purchasing shares of Common Stock or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of Common Stock and other securities in this offering. The price per share at which we sell additional shares of our Common Stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. Additionally, the exercise of warrants, exercise of outstanding stock options, conversion of outstanding preferred stock, and vesting of other stock awards may result in further dilution of your investment. See the section entitled “Dilution” appearing elsewhere in this prospectus for a more detailed illustration of the dilution you would incur if you participate in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Common Stock. Our failure to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our shares of Common Stock to decline, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

9

The sale of our Common Stock in this offering and any future sales of our Common Stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of Common Stock at a discount from the current trading price of our Common Stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our Common Stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock, or Common Stock. Sales of shares of our Common Stock in this offering may lower the market price of our Common Stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

If the price of the Common Stock fluctuates significantly, your investment could lose value.

Although the Common Stock is listed on the OTCQB, we cannot assure you that an active public market will continue for the Common Stock. If an active public market for the Common Stock does not continue, the trading price and liquidity of the Common Stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for the Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, the Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of the Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of the Common Stock could fluctuate widely in response to several factors, including:

•	our quarterly or annual operating results;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	results of our clinical trials; and

•	changes in industry, general market, or economic conditions.

10

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of the Common Stock could fluctuate based upon factors that have little or nothing to do with our Company and these fluctuations could materially reduce our stock price.

Because we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.

We do not anticipate paying any cash dividends in the foreseeable future and intend to retain future earnings, if any, for the development and expansion of our business. Our outstanding Series A convertible preferred stock, consisting of 4,030 shares on September 30, 2025, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A convertible preferred stock. In addition, the terms of existing or future agreements may limit our ability to pay dividends.

Our Series D Preferred Stock has a dividend rate of 8% per annum, which when declared may, at the option of the Company, be paid in cash or can accrete and be added to the stated value of the Series D Preferred Stock. Subject to the rights of any class or series of stock senior to or equivalent to the Series D Preferred Stock , the Series D Preferred Stock shall be entitled to be paid in the event of liquidation, dissolution or winding up of the Company, out of available funds and assets, prior and in preference to any distribution on any junior stock, an amount per share equal to the then stated value of the Series D Preferred Stock and declared but unpaid dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

There is no public market for the Common Warrants or Pre-Funded Warrants to purchase shares of the Common Stock being offered by us in this offering.

There is no established public trading market for the Common Warrants or Pre-Funded Warrants to purchase shares of the Common Stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American or the Pink Market. Without an active market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The Common Warrants and Pre-Funded Warrants are speculative in nature.

Except as specified therein, the Common Warrants and Pre-Funded Warrants offered hereby do not confer any rights of Common Stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Common Warrants and Pre-Funded Warrants may exercise their right to acquire the shares of the Common Stock upon the payment of the exercise price per share of the Common Warrants and the Pre-Funded Warrants. Moreover, following this offering, the market value of the Common Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed public offering prices. Furthermore, (a) each Series J Common Warrant will expire on the earlier of: (i) the eighteen (18)-month anniversary of the original issuance date or (ii) the expiration of the FDA exercise period, (b) each Series K Common Warrant will expire on the earlier of  (i) the five (5)-year anniversary of the original issuance date, however,  if a holder’s Series J Common Warrants have not been terminated in accordance with their terms prior to the expiration of the FDA Exercise Period, such holder’s Series K Common Warrants will terminate automatically upon the earlier of the (i) eighteen (18)-month anniversary of the original issuance date of the Series J Common Warrant or (ii) the FDA Exercise Period, and prior to the five (5)-year anniversary of the issuance of the Series K Common Warrant, and (c) each Pre-Funded Warrant will not expire until it has been exercised in full. In the event the price of the Common Stock does not exceed the exercise price of the Common Warrants during the period when such Common Warrants are exercisable, the Common Warrants may not have any value. There is no established public trading market for the Common Warrants and Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

Except as specified therein, the Common Warrants and Pre-Funded Warrants offered hereby do not confer any rights of Common Stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Common Warrants and Pre-Funded Warrants may exercise their right to acquire the shares of the Common Stock upon the payment of the exercise price per share of the Common Warrants and the Pre-Funded Warrants. Moreover, following this offering, the market value of the Common Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed public offering prices.

11

Except as specified therein, holders of the Common Warrants and Pre-Funded Warrants will have no rights as a common stockholder until they acquire shares of the Common Stock.

Except as specified therein, the Common Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Until holders of the Common Warrants and Pre-Funded Warrants acquire shares of the Common Stock upon exercise of the Common Warrants and Pre-Funded Warrants, as applicable, holders of Common Warrants and Pre-Funded Warrants will have no rights with respect to our shares of Common Stock underlying such Common Warrants and Pre-Funded Warrants.

Provisions of the Common Warrants and Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the provisions of our restated certificate of incorporation, as amended, and our amended and restated bylaws, certain provisions of the Common Warrants and Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants and Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants or Pre-Funded Warrants, as applicable. These and other provisions of the Common Warrants and Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may not receive any additional funds upon the exercise of the Common Warrants or Pre-Funded Warrants.

Each Common Warrant and each Pre-Funded Warrant may be exercised by way of a cashless exercise under certain circumstances, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Common Warrants or Pre-Funded Warrant, respectively. Accordingly, we may not receive any additional funds upon the exercise of the Common Warrants or Pre-Funded Warrants.

If we sell Common Stock or preferred stock in the future, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time-to-time issue additional shares of Common Stock or preferred stock at a discount from the current trading price of the Common Stock, including potentially under the Sales Agreement that we entered into a with A.G.P. on February 11, 2025. As a result, our stockholders could experience immediate dilution upon the purchase of any shares sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock, or preferred stock. If we issue additional Common Stock or additional securities convertible into Common Stock, the holders of the Common Stock could experience additional dilution and, as a result, our stock price may decline. In addition, to the extent that any Common Warrants, Pre-Funded Warrants, other warrants, or options are exercised, new options or restricted stock units are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock in the future, at a price less than the public offering price, our stockholders could experience dilution.

12

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for working capital purposes, including the advancement of product development activities which focus primarily on use of MC4R agonists for treatment of obesity. We are developing MC4R peptides and small molecule agonists with potential utility in obesity and metabolic-related disorders, rare MC4R pathway diseases, such as hypothalamic obesity, and orphan indications.

We may also use a portion of the net proceeds to invest in or acquire businesses that we believe are complementary to our own, although we have no current plans, commitments, or agreements with respect to any acquisitions. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing, scope, progress, and results of our development efforts and the timing and progress of any collaboration efforts. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from the sale of securities under this prospectus. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from the sale of securities under this prospectus as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of the offering. However, our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus.

We estimate that we will receive net proceeds from this offering of approximately $13.9 million, based upon an assumed combined public offering price of $10.05 per share of Common Stock and accompanying Common Warrants (which is the last reported sale price of the Common Stock on the OTCQB on September 26, 2025), after deducting the estimated Underwriters discounts and commissions and assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants. We will only receive additional proceeds from the exercise of the Common Warrants we are selling in this offering if the Common Warrants are exercised for cash. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised.

These estimates exclude the proceeds, if any, from the exercise of Common Warrants offered hereby. If all of the Common Warrants offered hereby were to be exercised in cash at the assumed exercise price of $10.05 per share, we would receive additional proceeds of approximately $33.8 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, these Common Warrants contain a cashless exercise provision that permit exercise of such Common Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of the underlying shares.

13

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. The net tangible book value (deficit) of our Common Stock as of June 30, 2025 was approximately $(4.8) million, or approximately $(5.14) per share of Common Stock based upon 929,597 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of Common Stock outstanding.

After giving effect, on a pro forma basis, to the exercise of 43,759 Series G warrants, (collectively, the “Pro Forma Events”), the pro forma net tangible book value of our Common Stock as of June 30, 2025 was approximately $4.4 million, or approximately $(4.57) per share of Common Stock based upon 973,291 shares outstanding.

After giving further effect to the sale of 1,492,537 shares of our Common Stock in this offering at an assumed offering price of $10.05 per share and accompanying Common Warrants, and after deducting Underwriters discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $9.4 million, or $3.81 per share of Common Stock. This represents an immediate increase in net tangible book value of $8.38 per share to existing stockholders and immediate dilution of $6.24 per share to investors purchasing our Common Stock in this offering at the offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share of Common Stock and accompanying Common Warrants		$10.05
Historical net tangible book value per share as of June 30, 2025	$(5.14)
Increase in net tangible value attributable to the Pro Forma Events	$0.57
Pro forma net tangible book value per share as of June 30, 2025	$(4.57)
Increase in pro forma net tangible book value per share attributable to this offering	$8.38
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$3.81
Dilution in net tangible book value per share to investors participating in this offering		$6.24

A $1.00 increase or decrease in the assumed public offering price of $10.05 per share of Common Stock and accompanying Common Warrants (which is the closing price of our Common Stock on the OTCQB on September 26, 2025) and assuming no sale of Pre-Funded Warrants or exercise of any Common Warrants, would decrease or increase our pro forma as adjusted net tangible book value per share by approximately $1.4 million and decrease or increase the dilution per share to new investors by approximately $0.56 per share of Common Stock, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the Underwriters discount and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants or exercise of any Common Warrants.

An increase or decrease of 100,000 shares in the number of shares of Common Stock and Common Warrants offered by us, as set forth on the cover page of this prospectus, and assuming no sale of Pre-Funded Warrants or exercise of any Common Warrants, would decrease or increase our as adjusted net tangible book value per share by approximately $0.9 million and increase or decrease the dilution per share to new investors by approximately $0.23 per share of Common Stock, assuming no change in the assumed public offering price per share of Common Stock and Common Warrants and after deducting the Underwriters discount and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants or exercise of any Common Warrants.

14

The discussion and table above assume (i) no exercise of the Common Warrants to be issued in this offering and (ii) no sale of any Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis.

The above discussion and table are based on 929,597 shares of our common stock outstanding as of June 30, 2025, and exclude:

•	278 shares issuable on the conversion of our immediately convertible Series A Preferred Stock, subject to adjustment, for no further consideration;

•	61,816 shares issuable on the conversion of our immediately convertible Series D Preferred Stock, subject to adjustment, for no further consideration;

•	44,233 shares issuable upon exercise of stock options with a weighted-average exercise price of $305.92 per share;

•	12,570 shares issuable under restricted stock units which will vest on dates between June 24, 2026 and June 4, 2028, subject to the fulfillment of service or performance conditions;

•	9,980 shares of common stock which have vested under restricted stock unit agreements, but are subject to provisions to delay delivery;

•	1,333 shares of common stock issuable upon exercise of warrants at an exercise price of $625.00 per share, which expire on May 11, 2026;

•

37,712 shares of common stock issuable upon exercise of Series B warrants at an exercise price of $94.00 per share. 5,228 Series B warrants expire on June 24, 2024 and 32,484 Series B warrants expire on July 25, 2030, the five-year anniversary from the date of stockholder approval;

•	36,630 shares of common stock issuable upon exercise of common warrants at an exercise price of $273.00 per share, which expire on February 1, 2028;

•

1,831 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the Company’s February 1, 2024 offering, with an exercise price of $341.25 per share, which expire on February 1, 2028;

•

1,818 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the Company’s October 2022 offering, with an exercise price of $343.75 per share, which expire on of October 31, 2027

•	78,153 shares of common stock issuable upon exercise of Series C warrants issued in the Company’s December 2024 Offering, with an exercise price of $43.75 per share, which expire on December 17, 2029

•

2,358 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the October 2023 Offering, with an exercise price of $132.50 per share, which expire on October 20, 2028

•

39,076 shares of common stock issuable upon exercise of Series D warrants issued in the Company’s December 2024 Offering, with an exercise price of $43.75 per share, which expire on July 25, 2030, the five-year anniversary from the date of stockholder approval

•	93,760 shares of common stock issuable upon exercise of Series E warrants issued in the Company’s February 2025 Offering, with an exercise price of $50.00 per share, which expire on August 12, 2030;

•	146,479 shares of common stock issuable upon exercise of Series F warrants issued in the Company’s May 2025 Offering, with an exercise price of $15.00 per share, which expire on May 8, 2030;

•

146,479 shares of common stock issuable upon exercise of Series G warrants issued in the Company’s May 2025 Offering, with an exercise price of $7.50 per share, which expire on the earlier of the 31st calendar day following the date the Company receives the U.S. Food and Drug Administration acceptance of the Company’s investigational new drug for an in-house obesity treatment compound (long-acting peptide or oral small molecule), provided that, if such date is not a trading day, the termination date shall be immediately following the trading day or May 8, 2030;

•

123,636 shares of common stock issuable upon exercise of Series I warrants issued in the Company’s June 2025 Series D Convertible Preferred Stock Offering, with an exercise price of $5.50 per share, which expire on July 25, 2030, the five-year anniversary from the date of stockholder approval; and

•	65,433 shares of common stock available for future issuance under our 2011 Stock Incentive Plan

To the extent that outstanding options as of June 30, 2025 have been or may be exercised, unvested restricted stock units or performance-based restricted stock units have settled or other shares issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

15

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. Our outstanding Series A convertible preferred stock, consisting of 4,030 shares on September 30, 2025, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A convertible preferred stock. We currently intend to retain earnings, if any, for use in our business. We do not anticipate paying dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

The Series D Preferred Stock has a dividend rate of 8% per annum, which when declared may, at the option of the Company, be paid in cash or can accrete and be added to the stated value of the Series D Preferred Stock. Subject to the rights of any class or series of stock senior to or equivalent to the Series D Preferred Stock , the Series D Preferred Stock shall be entitled to be paid in the event of liquidation, dissolution or winding up of the Company, out of available funds and assets, prior and in preference to any distribution on any junior stock, an amount per share equal to the then stated value of the Series D Preferred Stock and declared but unpaid dividends.

DESCRIPTION OF SECURITIES OFFERED

We are offering up to 1,492,537 shares of Common Stock, or Pre-Funded Warrants in lieu of shares of Common Stock, along with Series J Common Warrants to purchase up to 1,492,537 shares of Common Stock and Series K Common Warrants to purchase up to 1,492,537 shares of Common Stock. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Each share of Common Stock or Pre-Funded Warrant is being sold together with a Series J Common Warrant to purchase one share of Common Stock and a Series K Common Warrant to purchase one share of Common Stock. The shares of Common Stock or Pre-Funded Warrants and accompanying Common Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby and the Common Warrants offered hereby.

Common Stock

The following description of our Common Stock is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation, as amended (the “Certificate of Incorporation), and our amended and restated bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part. Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Holders of our Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of Common Stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our Common Stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock. Holders of our Common Stock have the right to participate ratably in dividend distributions. The shares of our Common Stock offered hereby, when issued, will be fully paid and nonassessable.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants included with the Common Stock that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Series J Common Warrant and Series K Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered hereby will be a warrant to purchase one share of Common Stock. Each Series J Common Warrant will have an exercise price per share equal to 100% of the combined public offering price per share of the Common Stock and accompanying Common Warrants, and will be immediately exercisable. Each Series K Common warrant will have an exercise price per share equal to 125% of the combined public offering price per share of the Common Stock and accompanying Common Warrants, and will be immediately exercisable. The Series J Common Warrants will expire on the earlier of (i) the eighteen (180 -month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise Period. The Series K Common Warrants will expire on the five(5)-year anniversary of the original issuance date, however, if a holder’s Series J Common Warrants are not exercised in full within the FDA Exercise Period, such holder’s Series K Common Warrants will terminate automatically upon the expiration of the earlier of the (i) eighteen (18)-month anniversary of the original issuance date of the Series J Common Warrant or (ii) the expiration of the FDA Exercise Period and prior to the five (5)-year anniversary of the issuance of the Series K Common Warrant. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Common Warrants, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Common Warrants will be issued separately from the shares of Common Stock, or the Pre- Funded Warrants, as the case may be.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of our common warrant immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Common Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares.

16

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the nominal value of the shares being paid up as described below, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the Common Warrants.

Fractional Shares

No fractional shares of Common Stock or scrip representing fractional shares will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Common Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of shares of Common Stock, including any voting rights, until they exercise their Common Warrants. The Common Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders will be entitled to receive the number of shares of the Common Stock for which the Common Warrant is exercisable immediately prior to the occurrence of such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in each warrant) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

17

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of the Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of the Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Pre-Funded Warrants will be issued separately from the common warrants.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of the Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

18

Fractional Shares

No fractional shares of Common Stock or scrip representing fractional shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of Pre-Funded Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Penny Stock Regulations

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock may at some point fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined under the Securities Act).

19

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules, if applicable to the Company, may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Certificate of Incorporation

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, of which 4,030 shares are currently issued and designated as Series A Preferred Stock and 3,400 are currently issued and designated as Series D Preferred Stock. The board of directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock, except as limited by the certificate of designation for the Series A Preferred Stock. The board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation, or other rights which would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Additionally, our Certificate of Incorporation and Bylaws allow the Company’s board of directors to establish the size of the board and fill vacancies on the board created by an increase in the number of directors and to provide that the Bylaws may be amended by the board of directors without stockholder approval.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

20

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitation of Liability

Our Certificate of Incorporation and Bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;

•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation and Bylaws allow us to buy indemnification insurance for this purpose.

Our Certificate of Incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

We have appointed Equiniti Trust Company as the transfer agent and registrar for our common stock.

Market Information

Our common stock is traded on the OTCQB under the symbol “PTNT.”

21

UNDERWRITING

A.G.P./Alliance Global Partners is acting as the representative of the Underwriters and the sole book-running manager in this offering. We have entered into an underwriting agreement dated      , 2025 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the respective public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, shares of our Common Stock, Pre-Funded Warrants and Common Warrants listed next to its name in the following table:

Underwriter	Number of Shares Of Common Stock	Number of Pre-Funded Warrants	Number of Series J Warrants	Number of Series K Warrants
A.G.P./Alliance Global Partners
Laidlaw & Company (UK) LTD.

The underwriters are committed to purchase all the securities we are offering. The obligations of the Underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the Underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the Underwriters of officers’ certificates and legal opinions.

If the conditions to closing provided in the underwriting agreement have not been satisfied on the first business day following the date of the effectiveness of the registration statement, of which this prospectus forms a part, then the representative of the several underwriters shall use its best efforts to effectuate delivery of the securities against payment therefor by the third business day following the date of the effectiveness of the registration statement and may, at its sole discretion, decide not to effectuate closing of the offering. Accordingly, purchasers who wish to trade the securities prior to their delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

We have agreed to indemnify the Underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The Underwriters are offering Common Stock, Pre-Funded Warrants and Common Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Fees and Expenses

We have agreed to pay the Underwriters an aggregate fee equal to 7.0% of the purchase price paid by all purchasers in this offering. In addition, we have agreed to reimburse the Underwriters for their legal fees in an amount up to $75,000, as well as non-accountable expenses in an amount up to $20,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the Underwriters discount and reimbursements, will be approximately $100,000. After deducting the fees due to the Underwriters and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $13.9 million (based on an assumed combined public offering price per share of Common Stock and accompanying Common Warrants of $10.05, which was the last reported sales price of the Common Stock on the OTCQB on September 26, 2025).

The following table shows the per share and total cash fees we will pay to the Underwriters in connection with the sale of the securities pursuant to this prospectus.

	Per Share of Common Stock and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price(1)	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds before expenses to us(2)	$	$	$

(1)	The assumed combined public offering price is $10.05 per share of Common Stock and accompanying Common Warrants and $10.0499 per Pre-Funded Warrant and accompanying Common Warrants.

(2)	Does not include proceeds from the exercise of the Pre-Funded Warrants or Common Warrants in cash, if any.

Indemnification

We have agreed to indemnify the Underwriters and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

22

Underwriter Warrants

Upon closing of this offering, we will issue to the underwriters a compensation warrant (the “Underwriter Warrants”) entitling the underwriters or its designees to purchase up to 29,850 shares of Common Stock (or 34,328 shares of Common Stock if the underwriters exercise in full their option to purchase additional shares of Common Stock and accompanying Common Warrants) (equal to 2.0% of the aggregate number of securities sold in this offering) at $          per share (equal to 125% of the public offering price per share and accompanying warrant), subject to any reductions necessary to comply with the rules and regulations of FINRA. This warrant will be exercisable at any time and from time to time, in whole or in part, during the two-year period commencing six months from the effective date of the registration statement of which this prospectus forms a part, but may not be transferred at any time prior to the date which is 180 days beginning on the date of the commencement of sales of securities in connection with this offering in compliance with FINRA Rule 5110(e)(1)(A). The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). The underwriters (or their respective permitted assignees under FINRA Rule 5110(e)(2)(B)) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying such warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such warrants or the underlying securities for a period of 180 days following the date of commencement of sales pursuant to the offering.

The issuance of the Underwriter Warrants and the shares underlying such warrants are registered on the registration statement of which this prospectus is a part.

Over-allotment Option to Purchase Additional Securities

We have granted A.G.P, the representative of the Underwriters, an option to purchase from us, at the public offering price, up to additional 223,880 shares of Common Stock (15% of the Shares sold in this offering), less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If A.G.P. exercises the option in full, the total underwriting discounts and commissions payable will be $157,000 and the total proceeds to us, before expenses will be $2,092,494 .

Stabilization

In connection with this offering, the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The Underwriters may close out any short position by exercising their option to purchase additional shares of Common Stock in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on the NYSE American in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, Underwriters and selling group members may engage in passive market making transactions in our Common Stock on the NYSE American and over-the-counter market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

23

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending 60 days after the completion of this offering, without first obtaining the written consent of the Underwriters. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

•

offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock;

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock; or

•	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

Insider Participation

Our Chief Executive Officer and Chief Financial Officer/Chief Operating Officer and certain directors have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 45 days after the completion of this offering. We have also agreed not to enter into or issue any shares under a variable rate transaction (as defined in the underwriting agreement) for  four months after the completion of this offering, provided that for the period commencing on the 46th day following the completion of this offering, we will be permitted to make any sales under any “at-the-market offering” sales agreement.

Other Activities and Relationships

The Underwriters and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

24

For example, on February 11, 2025, we entered into the Sales Agreement with A.G.P., pursuant to which we may offer and sell shares of our common stock having an aggregate offering price of up to $6,000,000 from time to time through A.G.P., acting as our sales agent or principal. A.G.P. will be entitled to compensation under the terms of the Sales Agreement at a fixed commission rate of up to 3.0% of the gross sales price per share sold, in addition to reimbursement of certain expenses. As of the date of this prospectus, we have sold 11,011,896 shares of our common stock under such Sales Agreement.

In addition, on February 6, 2025, we entered into a placement agency agreement with A.G.P., as lead placement agent and Laidlaw, as co-placement agent, pursuant to which we engaged A.G.P. and Laidlaw as the exclusive placement agents in connection with the February 2025 RD Offering and concurrent private placement of Series E common stock purchase warrants. We agreed to pay the Underwriters a fee in cash equal to 7.00% of the gross proceeds from the sale of the shares, pre-funded warrants, and Series E common stock purchase warrants issued to the investor in connection with the offering. We also agreed to reimburse the Underwriters for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $50,000.

Lastly, on May 7, 2025, we entered into a placement agency agreement with A.G.P., as lead placement agent and Laidlaw as co-placement agent, pursuant to which we engaged A.G.P. and Laidlaw as the exclusive placement agents in connection with the Offering. We agreed to pay the Underwriters a fee in cash equal to 7.00% of the gross proceeds from the sale of the shares, Series F common stock purchase warrants, Series G common stock purchase warrants issued in connection with the offering. We also agreed to reimburse the Underwriters for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $85,000.

In the ordinary course of its various business activities, the Underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Underwriters and their affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

25

LEGAL MATTERS

Thompson Hine LLP, New York, New York will pass upon certain legal matters related to the issuance of the Common Stock, Common Warrants, and Pre-Funded Warrants offered hereby on our behalf. The Underwriters are being represented by Sullivan & Worcester LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements of Palatin Technologies, Inc. as of June 30, 2025 and 2024, and for the fiscal years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the June 30, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring operating losses and negative cash flows from operations raise substantial doubt about the entity’s  ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

26

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. We make available, free of charge, on our website at http://www.palatin.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the Company address provided below in section titled “Information We Incorporate by Reference.”

27

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the year ended June 30, 2025, as filed with the SEC on September 23, 2025;

●

our Current Reports on Form 8-K and/or amendments thereto (other than any portions thereof deemed furnished and not filed), as filed with the SEC on  July 9, 2025, July 29, 2025, August 8, 2025 (as amended on August 11, 2025), August 18, 2025, September 10, 2025 , and September 22, 2025 ; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on December 13, 1999, including all amendments and reports filed for the purpose of updating such description, including the description of our Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on September 12, 2019, including any amendment or report for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered therewith. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Stephen T. Wills, Executive Vice President, Chief Financial Officer and Chief Operating Officer, Palatin Technologies, Inc., 11 Deer Park Drive, Suite 204,  Monmouth Junction, NJ 08512, Telephone: (609) 495-2200, Fax: (609) 495-2201.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

28

Up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Series J Common Warrants to Purchase Up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Series K Common Warrants to Purchase Up to 1,492,537 Shares of Common Stock

Up to 1,492,537 Pre-Funded Warrants to Purchase Up to 1,492,537 Shares of Common Stock

Up to 34,328 Underwriter Warrants to Purchase Up to 300,000 Shares of Common Stock

Up to 1,492,537 Shares of Common Stock Underlying the Series J Warrants

Up to 1,492,537 Shares of Common Stock Underlying the Series K Warrants

Up to 1,492,537 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 34,328 Shares of Common Stock Underlying the Underwriter’s Warrants

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

A.G.P.

Lead Manager

LAIDLAW & COMPANY (UK) LTD.

__________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$7,989.31
Accountant’s fees and expenses	$20,000
Legal fees and expenses	$75,000
Miscellaneous fees and expenses	$1,000
Total expenses	$103,989.31

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;

•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation and Bylaws allow us to buy indemnification insurance for this purpose.

Our Certificate of Incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

II-1

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding unregistered securities sold by us within the past three years.

●

On June 10, 2025, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we issued, in a private placement, (i) an aggregate of 3,400 shares of the Company’s Series D Convertible Preferred Stock, initially convertible into 61,816 shares of the Company’s Common Stock and (ii) Series I Common Stock purchase warrants to purchase up to an aggregate of 123,636 shares of Common Stock. The preferred stock and Series I Common Stock purchase warrants were sold at a combined offering price of $5.50.

●

On February 6, 2025, we entered into a securities purchase agreement with the investor named on the signature page thereto, pursuant to which we issued, in a private placement, Series E common stock purchase warrants to purchase up to 93,760 shares of common stock. The warrants and accompanying shares of common stock or pre-funded warrants (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $50.00. A.G.P./Alliance Global Partners acted as lead placement agent and Laidlaw & Company (UK) Ltd., as co-placement agent in connection with such private placement.

●

On December 13, 2024, we entered into a letter agreement with a holder of outstanding common stock purchase warrants. To induce the exercise of a portion of such existing warrants by the holder, we agreed to adjust the exercise price of such portion of the existing warrants to $43.75. Pursuant to the letter agreement, the holder agreed to exercise, for cash, the existing warrants to purchase an aggregate of 78,153 shares of common stock (which were registered under certain of our registration statements filed with the SEC) at the adjusted exercise price in exchange for our agreement to issue to the holder Series C common stock purchase warrants to purchase 78,153 shares of common stock and Series D common stock purchase warrants to purchase 39,076 shares of common stock. We received aggregate gross proceeds of approximately $3.4 million from the exercise of the existing warrants by the holder.

●

On June 20, 2024, we entered into a letter agreement with a holder of outstanding common stock purchase warrants, pursuant to the holder agreed to exercise, for cash, existing warrants to purchase, in the aggregate, 64,666 shares of common stock (which were registered under certain of our registration statements filed with the SEC) in exchange for our agreement to (i) lower the exercise price to $94.00 per share for the 64,666 existing warrants being exercised pursuant to the letter agreement and (ii) issue an aggregate of 96,998 warrants to purchase shares of common stock, comprised of Series A common stock purchase warrants to purchase 54,545 shares of common stock and Series B common stock purchase warrants to purchase 42,453 shares of our common stock. We received aggregate gross proceeds of approximately $6.1 million from the exercise of the existing warrants by the holder.

●

On January 29, 2024, we entered into a securities purchase agreement with the investors named on the signature page thereto, pursuant to which we issued, in a private placement, common stock purchase warrants exercisable for an aggregate of 36,630 shares of common stock. The warrants and accompanying shares of common stock (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $273.00. H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with such private placement, and we issued to certain designees of H.C. Wainwright & Co., LLC as part of the compensation payable to H.C. Wainwright & Co., LLC warrants exercisable for an aggregate of 1,831 shares of common stock.

●

On October 20, 2023, we entered into a securities purchase agreement with the investor named on the signature page thereto, pursuant to which we issued, in a private placement, common stock purchase warrants exercisable for an aggregate of 47,170 shares of common stock. The warrants and accompanying shares of common stock (which were sold in a concurrent registered direct offering) were offered at a combined offering price of $106.00. H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with such private placement, and we issued to certain designees of Wainwright as part of the compensation payable to H.C. Wainwright & Co., LLC warrants exercisable for an aggregate of 2,358 shares of common stock.

●

On May 12, 2022, we issued and sold 8,100,000 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) and 900,000 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) pursuant to a securities purchase agreement, dated May 11, 2022. Each share of Series B Preferred Stock and Series C Preferred Stock had a purchase price of $1.67. The investors in the Series B Preferred Stock and Series C Preferred Stock also received warrants to purchase up to 1,333 shares of common stock at an exercise price of $625.00 per share, which expire on May 11, 2026. Total gross proceeds from the offering, before expenses, were $15,000,000 which was deposited in an escrow account. The escrowed proceeds were presented as a deduction to the Series B Preferred Stock and Series C Preferred Stock on the Company’s consolidated balance sheet. In November 2022, the investors provided the Company with Notices of Redemption, electing to have the Series B and Series C Preferred Stock redeemed in cash. Accordingly, the Company and investors directed the escrow agent for the escrow account to release $15,750,000 to the investors, comprising the total gross proceeds from the offering of $15,000,000 and a fee of $750,000.

We believe the offers, sales and issuances of the above securities by us were exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) of the Securities Act as transactions not involving a public offering. All of the investors were accredited investors as such term is defined in Rule 501 under the Securities Act. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, notes and warrants issued in these transactions, as applicable. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising.

II-2

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed below are filed as part of this registration statement:

Exhibit Number	Description	Filed Herewith	Form	Filing Date	SEC File No.
1.1	Underwriting Agreement	X
3.1	Restated Certificate of Incorporation, as amended.		10-K	September 27, 2013	001-15543
3.2	Certificate of Decrease of Series A Convertible Preferred Stock.		10-Q	May 16, 2022	001-15543
3.3	Certificate of Amendment of Restated Certificate of Incorporation.		8-K	August 31, 2022	001-15543
3.4	Amended and Restated Bylaws.		8-K	September 17, 2021	001-15543
3.5	Certificate of Designation of the Rights, Powers, Preferences, Privileges, and Restrictions of the Series D Convertible Preferred Stock of Palatin Technologies, Inc.		8-K	June 13, 2025	001-15543
3.6	Certificate of Amendment to Restated Certificate of Incorporation, filed with Delaware Secretary of State on August 6, 2025		8-K	August 8, 2025	001-15543
4.1	Reference is made to Exhibits 3.1 through 3.4.				001-15543
4.2	Form of Pre-Funded Warrant.		8-K	May 8, 2025
4.3	Form of Series F Common Warrant		8-K	May 8, 2025	001-15543
4.4	Form of Series G Common Warrant		8-K	May 8, 2025	001-15543
4.5	Form of Series H Common Warrant		8-K	May 8, 2025	001-15543
4.6	Form of Series I Common Warrant		8-K	June 13, 2025	001-15543
4.7	Form of Pre-Funded Warrant	X
4.8	Form of Series J Common Warrant	X
4.9	Form of Series K Common Warrant	X
4.10	Form of Underwriter Warrant to Purchase Common Stock	X
5.1	Opinion of Thompson Hine LLP.
10.1†	1996 Stock Option Plan, as amended.		10-K	September 28, 2009	001-15543
10.2†	Form of Option Certificate (Incentive Option) Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.3†	Form of Incentive Stock Option Agreement-Standard Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.4†	Form of Option Certificate (Non-Qualified Opinion) Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.5†	Form of Non-Qualified Stock Option Agreement Under the 2005 Stock Plan.		8-K	September 21, 2005	001-15543
10.6†	2007 Change in Control Severance Plan.		10-Q	February 8, 2008	001-15543
10.7†	2005 Stock Plan, as amended.		10-Q	May 15, 2009	001-15543
10.8†	Form of Executive Officer Option Certificate.		10-Q	May 14, 2008	001-15543
10.9†	Form of Amended Restricted Stock Unit Agreement.		10-Q	May 14, 2008	001-15543
10.10†	Form of Amended Option Certificate (Incentive Option) Under the 2005 Stock Plan.		10-Q	May 14, 2008	001-15543
10.11†	2011 Stock Incentive Plan, as amended, restated and adopted by the stockholders on June 20, 2023.		10-K	September 28, 2023	001-15543
10.12†	Form of Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.13†	Form of Nonqualified Stock Option Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.14†	Form of Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan.		10-Q	May 13, 2011	001-15543
10.15†	Amended Form of Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.16†	Amended Form of Performance-Based Restricted Share Unit Agreement Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.17†	Amended Form of Restricted Share Unit Agreement for Non-Employee Directors Under the 2011 Stock Incentive Plan.		10-Q	February 12, 2016	001-15543
10.18

Amended and Restated Venture Loan and Security Agreement, dated July 2, 2015, by and between Palatin Technologies, Inc. and Horizon Technology Finance Corporation, Fortress Credit Co LLC, Horizon Credit II LLC and Fortress Credit Opportunities V CLO Limited.

			8-K	July 7, 2015	001-15543

II-3

10.19††	License Agreement, dated January 8, 2017, by and between AMAG Pharmaceuticals, Inc. and Palatin Technologies, Inc.	10-Q	February 10, 2017	001-15543
10.218††	License Agreement, dated September 6, 2017, by and between Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. and Palatin Technologies, Inc.	10-Q	November 13, 2017	001-15543
10.21††	Employment Agreement, effective as of July 1, 2022, between Carl Spana and Palatin Technologies, Inc.	8-K	June 24, 2022	001-15543
10.22†	Employment Agreement, effective as of July 1, 2022, between Stephen T. Wills and Palatin Technologies, Inc.	8-K	June 24, 2022	001-15543
10.23†	Termination Agreement, dated July 24, 2020, between AMAG Pharmaceuticals, Inc. and Palatin Technologies, Inc.	8-K	July 27, 2020	001-15543
10.24	Manufacturing Services Agreement, dated as of June 1, 2019, by and between Lonza Ltd. and Palatin Technologies, Inc. (as assignee of AMAG Pharmaceuticals, Inc.).	10-K	September 25, 2020	001-15543
10.25†††	Supply Agreement, dated as of December 20, 2018, by and between Ypsomed AG and Palatin Technologies, Inc. (as assignee of AMAG Pharmaceuticals, Inc.).	10-K	September 25, 2020	001-15543
10.26	Equity Distribution Agreement, dated April 12, 2023, between Canaccord Genuity LLC and Palatin Technologies, Inc.	8-K	April 12, 2023	001-15543
10.27	Form of Securities Purchase Agreement, dated October 20, 2023, between Palatin Technologies, Inc. and the Purchasers named therein.	8-K	October 24, 2023	001-15543
10.28	Form of Pre-Funded Common Stock Purchase Warrant.	8-K	October 24, 2023	001-15543
10.29	Form of Common Stock Purchase Warrant, dated October 24, 2023.	8-K	October 24, 2023	001-15543
10.30	Form of Placement Agent Common Stock Purchase Warrant, dated October 24, 2023.	8-K	October 24, 2023	001-15543
10.31	Form of Securities Purchase Agreement, dated January 29, 2024, by and between Palatin Technologies, Inc. and the Purchasers named therein.	8-K	February 1, 2024	001-15543
10.32	Form of Common Stock Purchase Warrant, dated February 1, 2024.	8-K	February 1, 2024	001-15543
10.33	Form of Placement Agent Common Stock Purchase Warrant, dated February 1, 2024.	8-K	February 1, 2024	001-15543
10.34	Form of January 24, 2024 Amendment to the Placement Agent Warrants issued on November 2, 2022 and October 24, 2023.	10-Q	February 14, 2024	001-15543
10.35	Form of January 24, 2024 Amendment to the Private Warrants issued to the Investor of November 2, 2022 and October 24, 2023.	10-Q	February 14, 2024	001-15543
10.36	Asset Purchase Agreement entered into December 19, 2023, between the Company and Cosette Pharmaceuticals, Inc.	10-Q	February 14, 2024	001-15543
10.37	Inducement Letter, dated June 20, 2024.	8-K	June 21, 2024	001-15543
10.38	Form of Series A Common Stock Purchase Warrant, dated June 24, 2024.	8-K	June 21, 2024	001-15543
10.39	Form of Series B Common Stock Purchase Warrant, dated June 24, 2024.	8-K	June 21, 2024	001-15543
10.40	Inducement Letter, dated December 13, 2024.	8-K	December 16, 2024	001-15543
10.41	Form of Series C Common Stock Purchase Warrant, dated December 17, 2024.	8-K	December 16, 2024	001-15543
10.42	Form of Series D Common Stock Purchase Warrant, dated December 17, 2024.	8-K	December 16, 2024	001-15543
10.43	Form of Securities Purchase Agreement, dated February 6, 2025, by and between the Company and the Purchasers named therein.	8-K	February 10, 2025	001-15543
10.44	Placement Agency Agreement, dated February 6, 2025, between the Company, A.G.P./Alliance Global Partners, and Laidlaw & Company (UK) Ltd.	8-K	February 10, 2025	001-15543
10.45	Form of Pre-Funded Common Stock Purchase Warrant, issued on or about February 10, 2025	8-K	February 10, 2025	001-15543
10.46	Form of Series E Common Stock Purchase Warrant, issued on or about February 10, 2025	8-K	February 10, 2025	001-15543
10.47	Common Stock Sales Agreement, dated as of February 11, 2025, by and between the Company and A.G.P./Alliance Global Partners.	8-K	February 12, 2025	001-15543
10.48	Form of Securities Purchase Agreement, by and between the Company and the Purchasers named therein.	8-K	May 8, 2025	001-15543
10.49	Form of Placement Agency Agreement, between the Company, A.G.P./Alliance Global Partners, and Laidlaw & Company (UK) Ltd.	8-K	May 8, 2025	001-15543
10.50	Form of Securities Purchase Agreement, dated June 10, 2025, by and between the Company and the purchasers named therein.	8-K	June 13, 2025	001-15543
21.1	Subsidiaries of the registrant.	10-K	September 23, 2025	001-15543
23.1	Consent of Thompson Hine LLP (included in Exhibit 5.1 to this Registration Statement).	X
23.2	Consent of Independent Registered Public Accounting Firm.	X
24.1	Power of Attorney (included on signature page).	X
107	Filing Fee Table.	X

*	To be filed by amendment
†	Management contract or compensatory plan or arrangement.
††	Confidential treatment granted as to certain portions of the exhibit, which portions are omitted and filed separately with the SEC.
†††

Portions of the exhibit are omitted pursuant to Regulation S-K Item 601(b)(10). The Registrant agrees to furnish to the U.S. Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request. The confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

II-3

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference into this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranbury, State of New Jersey, on September 30, 2025.

Palatin Technologies, Inc.

By:	/s/Carl Spana
	Name:	Carl Spana, Ph.D.
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below hereby constitutes and appoints Carl Spana as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any substitute or substitutes, full power and authority to do and perform each and every act and thing requisite, necessary and/or advisable to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons in the capacities indicated as of September 30, 2025.

Signatures Pr	Title

/s/ Carl Spana	President, Chief Executive Officer and Director (Principal Executive Officer)
Carl Spana

/s/ Stephen T. Wills	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Stephen T. Wills	(Principal Financial and Accounting Officer)

/s/ John K.A. Prendergast
John K.A. Prendergast	Chairman and Director

/s/ Alan W. Dunton
Alan W. Dunton	Director

/s/ Arlene M. Morris
Arlene M. Morris	Director

II-5